[OMIT GRAPHIC

                                                                   EXHIBIT 99.1

NEWS RELEASE

CONTACT:
Fern Lazar                                 Michael Jorgensen
President                                  Chief Financial Officer
Lazar Partners Ltd.                        DOBI Medical International, Inc.
420 Lexington Avenue, Suite 442            201-760-6464
New York, NY 10170                         Fax: 201-760-8860
212-867-1762 Phone                         www.dobimedical.com.
212-867-0856 Fax                           Trading Symbol: DBMI.OB
www.lazarpartners.com

               DOBI MEDICAL INTERNATIONAL CLOSES SECOND TRANCHE OF
                         DECEMBER 2003 PRIVATE PLACEMENT

             ACHIEVES 2004 PRODUCT SHIPMENT AND CLINICAL OBJECTIVES

MAHWAH, NJ, DECEMBER 22, 2004 - DOBI Medical International, Inc. (DBMI.OB) today announced that on December 17, 2004, the Company completed the final closing of its December 2003 Private Placement. At closing, the Company issued 6 million shares of common stock and 1.5 million warrants to purchase common stock at an exercise price of $1.54 to investors, realizing net proceeds of approximately $3 million. After giving effect to the shares of common stock issued at the closing, issued and outstanding common shares total approximately 43,748,000 shares. Cash transaction costs were paid by the Company at the first closing of the Private Placement, and the Company issued 1.5 million warrants to purchase common stock at an exercise price of $1.54 per share to its financial advisors in connection with the final closing. DOBI Medical also reduced the conversion price of its Series A preferred shares from $2.00 per share to $1.79 per share.

Final closing conditions were met on November 30, 2004 when the Company completed 20 patient clinical scans in connection with the ComfortScan(TM) system PMA clinical trial, and shipped 10 revenue-producing, production level ComfortScan systems.

"The successful completion of these milestones and the closing of this financing mark the beginning of DOBI Medical's transformation from a development stage company into a commercial enterprise" said Phillip C. Thomas, CEO. "They also represent the achievement of many smaller milestones through the dedicated efforts of the officers and employees of the Company."

Coincident to the final closing of the December 2003 Private Placement, DOBI Medical and Verus Support Services, Inc. agreed to terminate their Strategic Advisory Agreement. Verus had been providing various support services as part of the December 2003 Private Placement. Pursuant to that termination, DOBI Medical agreed to issue Verus Support Services 227,500 warrants to purchase Common stock at a price of $1.54 per share.

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DOBI MEDICAL INTERNATIONAL, INC.
DECEMBER 22, 2004
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ABOUT DOBI MEDICAL INTERNATIONAL, INC.

DOBI Medical is a development stage medical imaging company working to create a new means for the improved diagnosis of cancer through the detection of abnormal vascularization ("angiogenesis") associated with tumors. DOBI Medical International's first application of the technology is the ComfortScan system, a gentle, non-invasive, and non-ionizing, optical imaging system designed to assist physicians in the detection and management of breast cancer. The ComfortScan system is intended to achieve this by providing new, physiology-based imagery of abnormal vascularization in the breast that are not readily available today. The ComfortScan system is an investigational device and is not commercially available in the United States.

CAUTIONARY STATEMENT FOR FORWARD-LOOKING STATEMENTS

Statements contained in this press release may contain information that includes or is based upon certain "forward-looking statements" relating to our business. These forward-looking statements represent management's current judgment and assumptions, and can be identified by the fact that they do not relate strictly to historical or current facts. Forward-looking statements are frequently accompanied by the use of such words as "anticipates," "plans," "believes," "expects," "projects," "intends," and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors, including without limitation, those relating to our ability to timely and successfully complete our patient clinical trials; our ability to timely and successfully complete and submit our premarket approval application to the FDA; the timely and final approval by the FDA of our ComfortScan system as a adjunct to mammography, which approval in the U.S. cannot be assured; our ability to secure the additional financing adequate to execute our business plan; the success of product development and research efforts; our ability to timely meet
U. S. and foreign government laws and industry standards; our ability to meet U.S. and foreign medical device quality regulation standards required to maintain our CE Mark, ISO, UL and FDA export certifications; our ability to timely deliver our products into international markets; the acceptance and use of our ComfortScan system by physicians, imaging clinics, and patients; and our ability to obtain third party reimbursement from U.S. and foreign government and private payers. Any one of these or other risks, uncertainties, other factors, or any inaccurate assumptions may cause actual results to be materially different from those described herein or elsewhere by us. We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they were made. Certain of these risks, uncertainties, and other factors are described in greater detail in our filings from time to time with the Securities and Exchange Commission, which we strongly urge you to read and consider, including our 2003 Annual Report on Form 10-KSB, our 2004 Third Quarter Report on Form 10-QSB and our Registration Statement on Form SB-2 declared effective September 27, 2004, all of which may be accessed from our website at www.dobimedical.com. Subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above and elsewhere in our reports filed with the Securities and Exchange Commission. We expressly disclaim any intent or obligation to update any forward-looking statements.

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